UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the fiscal year ended December 31, 2003

OR

TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the transition period from August 1, 2003 to December 31, 2003

Commission file number 1-6659

A. Full title of the Plan:

Aqua America, Inc.
401(k) Profit Sharing and Savings Plan

B.  Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

AQUA AMERICA, INC.
(formerly PHILADELPHIA SUBURBAN CORPORATION)
762 W. LANCASTER AVENUE
BRYN MAWR, PA 19010

Aqua America, Inc.
401(k) Profit Sharing and Savings Plan

The following audited financial statements are included with this report:

Exhibit:		Page

23.1	Consent of Beard Miller Company LLP	4
99.1	Financial Statement and Supplemental Schedules as of December 31, 2003	5

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Aqua America, Inc. has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

Aqua America, Inc.
401(k) Profit Sharing and Savings Plan

Plan Sponsor:		Date

	/s/ Roy H. Stahl	06/23/04

Roy H. Stahl
Executive Vice President
General Counsel
and Corporate Secretary
Aqua America, Inc.